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                                                                    Exhibit 10.4


                     FORM OF EXECUTIVE SEVERANCE AGREEMENT

     This Agreement between [Name of Officer] (you) and Citizens National Bank of Texas (Company) has been entered into as of November 3, 1997. This Agreement promises you severance benefits if, following a Change of Control, you are terminated without Cause or resign for Good Reason during the Term of this Agreement. Capitalized terms are defined in the last Section of this Agreement.

1.   Purpose

     The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo a Change in Control may terminate employment or become distracted. Accordingly, the Board has determined that appropriate steps should be taken to minimize the distraction executives may suffer from the possibility of a Change in Control. One step is to enter into this Agreement with you.

2.   Your Promise

     If one or more Potential Changes in Control occur during the Term of this Agreement, you promise not to resign for at least six full calendar months after a Potential Change in Control occurs, except as follows: (a) you may resign after a Change in Control occurs; (b) you may resign if you are given Good Reason to do so; and (c) you may terminate employment on account of retirement on or after attaining age 65 or because you become unable to work due to serious illness or injury. You also promise you will use your best judgment and efforts to increase earnings and protect the goodwill of the Company for the benefit of its employees and stockholders.

3.   Events That Trigger Severance Benefits

(a)  Termination After a Change in Control

     You will receive Severance Benefits under this Agreement, if, during the Term of this Agreement and after a Change in Control has occurred, your employment is terminated by the Company without Cause (other than an account of your Disability) or you resign for Good Reason.
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(b)  Termination After a Potential Change in Control

     You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement and after a Potential Change in Control has occurred but before a Change in Control actually occurs, your employment is terminated by the Company without Cause or you resign for Good Reason, but only if either: (i) you are terminated at the direction of a Person who has entered into an agreement with the Company that will result in a Change in Control; or (ii) the event constituting Good Reason occurs at the direction of such Person.

(c)  Successor Fails to Assume This Agreement

     You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement, a successor to the Company fails to assume this Agreement, as provided in Section 13(a).

4.   Events That Do Not Trigger Severance Benefits

     You will not be entitled to Severance Benefits if your employment ends because you are terminated for Cause or on account of Disability or because you resign without Good Reason, retire, or die. Except as provided in Section 3(c), you will not be entitled to Severance Benefits while you remain protected by this Agreement and remain employed by the Company, its affiliates, or their Successors.

5.   Termination Procedures

     If you are terminated by the Company after a Change in Control and during the term of this Agreement, you will receive advance written notice of your termination. This notice will be given to you at least 30 days in advance, unless you are being terminated for Cause. The notice will indicate why you are being terminated and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination. If you are being terminated for Cause, your notice of termination will include a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (at a meeting of the Board called and held for the purpose of considering your termination (after reasonable notice to you and an opportunity for you and your counsel to be heard before the Board)) finding that, in the good faith opinion of the Board, Cause for your termination exists and specifying the basis for that opinion in detail. If you are purportedly terminated without the notice required by this Section, your termination shall not be effective.
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6.   Severance Benefits

(a)  In General

     If you become entitled to Severance Benefits under this Agreement, you will receive all of the Severance Benefits described in this Section.

(b)  Lump-Sum Payment in Lieu of Future Compensation

     In lieu of any further cash compensation for periods after your employment ends, you will be paid a cash lump sum equal to 2.99 times your annual base salary in effect when your employment ends of, if higher, in effect immediately prior to the Change in Control, Potential Change in Control, or Good Reason event for which you terminate employment.

(c)  Group Insurance Benefit Continuation

     You and your dependents will be entitled to any COBRA rights at your own expense.

7.   Time for Payment

     You will be paid your cash Severance Benefits within ten days following your termination of employment. If the amount you are due cannot be finally determined within that period, you will receive the minimum amount to which you are clearly entitled, as estimated in good faith by the Company. The Company will pay the balance you are due (together with interest at the rate provided in Internal Revenue Code Section 1274(b)(2)(B)) as soon as the amount can be determined, but in no event later than 30 days after you terminate employment. If your estimated payment exceeds the amount you are due, the excess will be a loan to you, which you must repay to the Company within ten business days after demand by the Company (together with interest at the rate provided in Code
Section 1274(b)(2)(B)).

8.   Payment Explanation

     When payments are made to you, the Company will provide you with a written statement explaining how your payments were calculated and the basis for the calculations. This statement will include any opinions or other advice the Company has received from auditors or consultants as to the calculation of your benefits. If your benefit is affected by the golden parachute limitation in
Section 10, the Company will provide you with calculations relating to that limitation and any supporting materials you reasonably need to permit you to evaluate those calculations.
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9.   Relation to Other Severance Programs

     Your Severance Benefits under this Agreement are in lieu of any severance or similar benefits that may be payable to you under any other employment agreement or other arrangement.

10.  Golden Parachute Limitation

     Your payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate exceed the maximum amount that may be paid to you without triggering golden parachute penalties under
Section 28OG and related provisions of the Internal Revenue Code, as determined in good faith by the Company's independent auditors. The preceding sentence shall not apply to the extent the small business corporation or shareholder approval requirements of Code Section 28OG(b)(5) are satisfied. If your benefits must be cut back to avoid triggering such penalties, your benefits will be cut back in the priority order you designate or, if you fail promptly to designate an order, in the priority order designated by the Company. If an amount in excess of the limit set forth in this Section is paid to you, you must repay the excess amount to the Company upon demand, with interest at the rate provided in code Section 1274(b)(2)(B). You and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits you receive. In addition, you further agree that, to the extent payments or benefits under this Agreement would not be deductible under Code
Section 162(m) if made or provided when otherwise due under this Agreement, they shall be made or provided later, immediately after Section 162(m) ceases to preclude their deduction, with interest thereon at the rate provided in Code
Section 1274(b)(2)(B).

11.  Disability

     Following a Change in Control, while you are absent from work as a result of physical or mental illness, the Company will continue to pay you your compensation and provide benefits to you in accordance with and to the extent required by the Company's compensation or benefit plans, programs, or arrangements. These payments will stop if and when your employment is terminated by the Company for Disability or at the end of the Term of this Agreement, whichever is earlier. Severance Benefits under this Agreement are not payable if you are terminated on account of your Disability.
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12.  Effect of Reemployment

     Your Severance Benefits will not be reduced by any compensation you may earn from another employer.

13.  Successors

(a)  Assumption Required

     In addition to obligations imposed by law on a successor to the Company, during the Term of this Agreement the Company will require any successor to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company was required to perform. If the Company fails to obtain such an assumption and agreement prior to the effective date of a succession, you will be entitled to Severance Benefits as if you were terminated by the Company without Cause on the effective date of that succession.

(b)  Heirs and Assigns

     This Agreement will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you die while any amount is still payable to you under this Agreement that amount will be paid to the executor, personal representative, or administrator of your estate.

14.  Amendments

     This Agreement may be modified only by a written agreement executed by you and the Chairman of the Board or the Chief Executive Officer of the Company. All modifications must be approved by the Board.

15.  Governing Law

     This Agreement creates a "top hat" welfare benefit plan subject to the Employee Retirement Income Security Act of 1974 and it shall be interpreted, administered, and enforced in accordance with that law; the Company is the "plan administrator." To the extent that state law is applicable, the statutes and common law of the State of Texas (excluding its choice of laws statutes or common law) shall apply.
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16.  Claims

(a)  When Required

     You do not need to present a formal claim to receive benefits payable under this Agreement. However, if you believe that your rights under this Agreement are being violated, you must file a formal claim with the Company in accordance with the procedures set forth in this Section. If the claim cannot be resolved under these administrative procedures, the Company will pay your reasonable attorneys' fees and related costs in enforcing your rights under this Agreement if you ultimately prevail.

(b)  Initial Claims

     Your claim must be presented to the Company in writing. Within 90 days after receiving the claim, a claims official appointed by the Company will consider your claim and issue his or her determination in writing. The claims official may extend the determination period for up to an additional 90 days by giving you written notice. With your consent, the initial claim determination period can be extended further. If you can establish that the claims official failed to respond to your claim in a timely manner, you may treat the claim as having been denied by the claims official.

(c)   Claims Decision

     If your claim is granted, the benefits or relief you are seeking will be provided. If your claim is wholly or partially denied, the claims official, within 90 days (or a longer period, as described above), will provide you with written notice of the denial, setting forth, in a manner calculated to be understood by you: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for you to perfect your claim, together with an explanation of why the material or information is necessary; and (iv) an explanation of the procedures for appealing denied claims.
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(d)  Appeal of Denied Claims

     You may appeal the claims official's denial of your claim in writing to an appeals official designated by the Company (which may be a person, committee, or other entity) for a full and fair appeal. In connection with the appeals proceeding, you (or your duly authorized representative) may review pertinent documents and may submit issues and comments in writing.

(e)  Appeal Decision

     The decision by the appeals official will be made within 60 days after your appeal request, unless special circumstances require an extension of time, in which case the decision will be rendered as soon as possible, but not later than 120 days after your appeal request, unless you agree to a greater extension of that deadline. The appeals decision will be in writing, set forth in a manner calculated to be understood by you; it will include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based. If you do not receive the appeals decision by the date it is due, you may deem your appeal to have been denied.

(f)   Procedures

     The Company will adopt procedures by which initial claims and appeals will be considered and resolved; different procedures may be established for different claims. All procedures will be designed to afford you full and fair consideration of your claim.

17.  Limitation on Employee Rights

     This Agreement does not give you the right to be retained in the service of the Company.

18.  Validity

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

19.  Counterparts

     This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
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20.  Giving Notice

(a)  To the Company

     All communications from you to the Company relating to this Agreement must be sent to the Company in writing, by certified mail, addressed as follows (or in any other manner the Company notifies you to use):

     If Mailed      Citizens National Bank of Texas
     ---------
                    P.O. Box 20
                    Bellaire, Texas 77402-2077
                    Attention: Frank G. Cook

     If Faxed       Citizens National Bank of Texas
     --------
                    Fax Number: 713-661-5539
                    Phone Number: 713-661-4444
                    Attention: Frank G. Cook

(b)  To You

     All communications from the Company to you relating to this Agreement must be sent to you in writing, by certified mail, addressed as follows (or in any other manner you notify the Company to use):

     If Mailed      [Address of Officer]
     ---------

21.  Definitions

(a)  Agreement

     "Agreement" means this contract, as it may be amended.

(b)  Beneficial Owner

     "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)  Board

     "Board" shall mean the Board of Directors of the Company.
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(d)  Cause

     "Cause" shall mean any of the following:

     (1) Willful Failure to Perform Duties. You continue willfully to fail to perform your duties for the Company after a written demand for performance has been delivered to you by the Board that specifically identifies how you have failed to perform. Your conduct will not be considered "willful" if you reasonably believed that you were acting in the best interests of the Company or if your failure to perform was caused by your physical or mental illness. You may not be terminated for Cause under this paragraph after you have properly notified the Company that you are resigning for Good Reason.

     (2) Willful Adverse Conduct. You willfully engage in conduct that is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise. Your conduct will not be considered "willful" if you reasonably believed that you were acting in the best interests of the Company.

     (3) Conviction of a Felony. You are convicted of a felony which substantially impairs your ability to perform your duties for the Company.

(e)  Change in Control

     A "Change in Control" shall mean the first of the following to occur after the date of this Agreement, excluding any event that is Management Action:

     (1) Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the, Company representing 50.1 percent or more of the combined voting power of the Company's then outstanding securities. In applying the preceding sentence, securities acquired directly from the Company or its affiliates by or for the Person shall not be taken into account.

     (2) Change in Board Control. During a consecutive two-year period commencing after the date of this Agreement, individuals who constituted the Board at the beginning of the period (or their approved replacements, as defined in the next sentence) cease for any
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          reason to constitute a majority of the Board. A new director shall be considered an "approved replacement" director if his or her election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors.

     (3) Merger Approved. The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately prior to the merger of consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75 percent of the combined voting power of the, voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person acquires more than 30 percent of the combined voting power of the Company's then outstanding securities.

     (4) Sale of Assets. The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

(f)  Code

     "Code" shall mean the, Internal Revenue Code of 1986, as amended periodically.

(g)  Company

     "Company" shall mean Citizens National Bank of Texas and any successor to its business or assets that (by operation of law, or otherwise) assumes and agrees to perform this Agreement. However, for purposes of determining whether a Change in Control has occurred in connection with such a succession, the successor shall not be considered to be the Company.

(h)  Disability

     "Disability" shall mean that, due to physical or mental illness: (i) you have been absent from the full-time performance of your duties with the Company for substantially all of a period of six consecutive months, (ii) the Company has notified you that it intends to terminate you on account of Disability, and
(iii) you
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do not resume the full-rime performance of your duties within 30 days after receiving notice of your intended termination on account of Disability.

(i)  Exchange Act

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended periodically.

(j)  Good Reason

     "Good Reason" shall mean the occurrence of any of the following, without your express written consent:

     (1) Demotion. Your duties and responsibilities are substantially and adversely altered from those in effect immediately prior to the Change in Control (or, with respect to Section 3(b), the Potential Change in Control), other than merely as a result of the Company ceasing to be a public company.

     (2)  Pay Cut. Your annual base salary is reduced.

     (3) Relocation. Your principal office is transferred to another location, which increases your one-way commute to work by more than 30 minutes, based on your residence when the transfer was announced or, if you consent to the transfer, the Company fails to pay (or reimburse you) for all reasonable moving expenses you incur in changing your principal residence in connection with the relocation and to indemnify you against any loss you may realize when you sell your principal residence in connection with the relocation in an arm's-length sale for adequate consideration. For purposes of the preceding sentence, your "loss" will be the difference between the actual sales price of your residence and the higher of (a) your aggregate investment in the residence; or (b) the fair market value of the residence, as determined by a real estate appraiser designated by you and satisfactory to the Company.

     (5) Breach of Promise. The Company fails to pay you any present or deferred compensation within seven days after it is due.
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     (6)  Discontinuance of Compensation Plan Participation. The Company fails to continue your participation in any compensation plan provided by the Company to its employees.

     (7) Discontinuance of Benefits. The Company stops providing you with benefits provided by the Company to its employees under the Company's pension, life insurance, medical, health, disability, accident, vacation, and/or fringe benefit plans, programs, and arrangements.

     (8) Improper Termination. You are purportedly terminated, other than pursuant to a notice of termination satisfying the requirements of
          Section 5.

     (9) Notice of Prospective Action. You are officially notified or it is officially announced that the Company will take any of the actions listed above during the Term of this Agreement.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) you do not terminate employment within 45 days after the event occurs; or (b) the Company reverses the action or cures the default that constitutes Good Reason before you terminate employment. If you have Good Reason to terminate employment, you may do so even if you are on a leave of absence due to physical or mental illness or any other reason.

(k)  Management Action

     "Management Action" means any event, circumstance, or transaction occurring during the six-month period following a Potential Change in Control that results from the action of a Management Group.

(l)  Management Group

     "Management Group" means any entity or group that includes, is affiliated with, or is wholly or partly controlled by one or more executive officers of the Company in office prior to the Potential Change in Control.

(m)  Person

     "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) of that Act, and shall include a
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"group", as defined in Rule 13d-5 promulgated thereunder.  However, a Person shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(n)  Potential Change in Control

     "Potential Change in Control" shall mean that any of the following has occurred during the term of this Agreement, excluding any event that is Management Action:

     (1) Agreement Signed. The Company enters into an agreement that will result in a Change in Control.

     (2) Notice of Intent to Seek Change in Control. The Company or any Person publicly announces an intention to take or to consider taking actions that will result in a Change in Control.

     (3) Board Declaration. With respect to this Agreement, the Board adopts a resolution declaring that a Potential Change in Control has occurred.

(o)  Severance Benefits

     "Severance Benefits" means your benefits under Section 6 of this Agreement.

(p)  Term of this Agreement

     "Term of this Agreement" means the period that commences on the date of this Agreement and ends on:

     (1) Expiration. The date specified by you or the Board for expiration of this Agreement (at least 15 months' advance written notice must be given of this date); or

     (2) Change in Control. The last day of the 24th calendar month beginning after the calendar month in which a Change in Control occurred during the Term of this Agreement. After a Change in Control occurs, the end of the Term of this Agreement shall solely be determined under this Section 21(p)(2).

Date:___________________               ________________________________
                                       [Signature of Officer]

Date:___________________               ________________________________
                                       Frank G. Cook
                                       Chairman, Board of Directors
                                       Citizens National Bank of Texas

Citizens National Bank of Texas, wholly-owned subsidiary of CNBT Bancshares, Inc. has entered into Severance Agreements with the following officers: B. Ralph Williams, President and Chief Executive Officer; Randall W. Dobbs, Executive Vice President; Joseph E. Ives, Executive Vice President; Mary A. Walker, Senior Vice President; John M. James, Senior Vice President; Sheila J. Scantlin, President of Sugarland Office; Robert J. Kramer, President of the Northwest Office, and Charles H. Arnold, President of the Westheimer office. Each of the Severance Agreements is identical.